UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 3, 2016

PARK PLACE ENERGY INC.
(Exact name of registrant as specified in its charter)

Delaware	000-55539	47-4488552
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2200 Ross Ave., Suite 4500E, Dallas, Texas	75201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	214-220-4340

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01	Entry into Material Definitive Agreement

Park Place Energy Inc. (“Park Place” or the “Company”) entered into the following loans:

1.	Loan in the original principal amount of $400,000 from Mohammed Murtaza Khan evidenced by that certain promissory note dated December 7, 2016, as amended and restated as of January 17, 2017. The note provides for 10% interest per annum and has a maturity date of March 31, 2017. A principal payment of $100,000 is due on January 26, 2017. The Company is obligated to pay commitment fee for this loan, consisting of (i) a cash payment of $8,000 (2% of the initial principal balance) and (ii) 300,000 share purchase warrants with a term expiring on January 17, 2018 and an exercise price of $0.40 per share.

2.	Loan in the maximum principal amount of $580,000 from the Parvez Tyab Family Trust evidenced by that certain promissory note dated November 3, 2016. The current outstanding principal balance of this loan is $383,000. The note provides for 10% interest per annum and is payable upon demand but if no demand is made, then it is due and payable on September 1, 2017. The Parvez Tyab Family Trust is the owner of approximately 13.6% of the Company’s common stock.

3.	In the same time frame as the above-described loans, the Company entered into several other small short term demand loans in an aggregate principal amount of $116,000. These loans provide for 10% interest per annum.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Park Place has entered into the short term obligations described in Item 1.01 above.

Item 3.02	Unregistered Sales of Equity Securities

Pursuant to the loan arrangement described in paragraph 1 of Item 1.01 above, the Company issued 300,000 share purchase warrants to Mohammed Murtaza Khan. These warrants have a term expiring on January 17, 2018 and an exercise price of $0.40 per share. Mr. Khan is an accredited investor (as that term is defined in Section 4(2) of the Securities Act of 1933) pursuant to the exemption from registration provided for under Rule 506 of Regulation D, promulgated under the United States Securities Act of 1933, as amended.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK PLACE ENERGY INC.

/s/ Francis M. Munchinski
Francis M. Munchinski
Secretary and Treasurer

Date: January 20, 2017